Exhibit 99.1
PRESS RELEASE
Capital Corp of the West Files Form 12b-25 for Additional Time Finalizing Third Quarter Results, Will Apply to Participate in TARP Capital Purchase Program
MERCED, Calif. – November 12, 2008 – Capital Corp of the West (NASDAQ: CCOW), parent company of County Bank, today announced that it filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission to report that it was not able to timely file its Form 10-Q for the quarter ended September 30, 2008. This is a formal notice filed with the SEC as a condition to obtaining additional time to prepare and file the Company’s quarterly report on Form 10-Q for the third quarter.
The Company requires additional time to review a limited number of specific and complex accounting issues that may impact the Company’s third quarter results. These include proper accounting of the Company’s goodwill, deferred tax assets and possible additional loan loss provisions.
Prior to the resolution of the accounting issues, the Company expects to report a net loss of approximately $2.7 million for the third quarter of 2008 and a net loss of $12.4 million for the nine months ended September 30, 2008. The major contributing factor to these losses is the Company’s provision for loan losses of approximately $7.5 million for the third quarter of 2008 and $22.8 million for the first nine months of 2008.
The Company continues to dedicate significant resources to the finalization of its financial statements and expects to file its Form 10-Q for the quarter ended September 30, 2008 on or before November 17, 2008.
The Company also announced plans to file an application to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program. If its application is approved, the Company could sell up to $46 million of senior preferred stock to the Treasury Department, based on its risk weighted assets as of September 30, 2008 prior to resolution of the accounting issues.
About Capital Corp of the West
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank and is headquartered in Merced, California. With more than 30 years of service as California’s leading regional community bank, County Bank currently operates 39 retail branch offices serving 13 counties throughout California. County Bank’s primary concentration is in California’s Central Valley. As of the latest FDIC data, County Bank has a 7.03 percent market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of 40 financial institutions in that market area.
Contact Information
For further information, contact Capital Corp of the West at 209-725-4540 or visit www.ccow.com.
Safe Harbor
This press release includes forward-looking statements and information is subject to the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition to historical information, this press release includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Certain of these risks, uncertainties and assumptions are discussed in the Risk Factors section of the Company’s Form 10-Q for the quarter ended June 30, 2008 and Form 10-K for the year ended December 31, 2007. Among the factors that may cause future performance to vary significantly from current expectations are uncertainties in the following areas: local, national and international economic conditions; volatility in the credit, equity and other markets; competition; volatility of real estate values and difficulties in obtaining current information on values; the Company’s credit quality and the adequacy of its allowance for loan losses; actions by banking regulators in response to the Company’s loan losses; deposit customer confidence in the Company and the sufficiency of the Company’s cash and liquid assets to meet high levels of withdrawal requests resulting from announcement of unfavorable operating results; availability of borrowings from the Federal Reserve Bank and Federal Home Loan Bank; changes in market interest rates; risks in integrating acquired businesses and branches; regional weather and natural disasters; the possible adverse effect of concentrations in the loan portfolio; the Company’s ability or inability to raise capital; if it is unable to raise capital, the Company’s ability to continue as a going concern; whether the Company’s application to participate in the TARP Capital Program is approved and the ability of the Company to complete the investment transaction if the application is approved; the effect of existing and future regulation of the banking industry and the Company in particular; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.
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